Exhibit 10.1

Corporate Headquarters 14651 North Dallas Parkway Suite 500 Dallas, TX 75254 Telephone 214-357-6181 FAX 214-351-0194 www.peerlessmfg.com
May 24, 2011
Mr. Henry Schopfer, III
4503 Briargrove Lane
Dallas, Texas 75287

Re:	Separation Agreement (this “Agreement”) by and between Peerless Mfg. Co. and Mr. Henry Schopfer, III (“you”)
Dear Henry:
As you are aware, you will separate from your employment relationship with Peerless Mfg. Co. (“Peerless” or the “Company”) on April 22, 2011. To aid you in your transition to your next employment opportunity, Peerless hereby offers you the following separation package, in exchange for your agreement to the terms and conditions set forth below:
1. You will receive a total gross amount of $128,750.05 (the “Separation Payment”) which amount is equal to six months of your base salary. The Separation Payment shall be paid to you in a lump sum on the business day following the expiration of the Revocation Period as described below (the “Payout Date”). The Separation Payment will be subject to such deductions and withholdings as may be required by law. You hereby acknowledge that the Separation Payment is a sum to which you are not otherwise entitled.
2. Your medical/dental benefits have ceased as of April 30, 2011. All other employee benefits will cease as of the Separation Date. However, this provision will not affect any vested rights you may have in any Peerless retirement or savings plans in which you were participating as of the Separation Date. If you have any questions regarding this Agreement or the compensation or benefits due you hereunder, you will only communicate with Mike McGee at 214-353-5520.
3. You shall be eligible to continue the medical coverage in which you and your dependents currently participate to the extent of current coverage, pursuant to applicable federal COBRA regulations and/or applicable medical continuation coverage authorized by the State of Texas. You will be responsible for any and all COBRA premiums. The company will issue you a lump sum check for $6,199.56 which represents 6 months of COBRA premiums. The check will be issued on the Payout Date. The COBRA check will be subject to such deductions and withholdings as may be required by law. You hereby acknowledge that the COBRA payment is a sum to which you are not otherwise entitled.
4. You have been paid within 6 days of your separation date for granted, unused PTO (Paid time off) equal to 154 hours.

Corporate Headquarters 14651 North Dallas Parkway Suite 500 Dallas, TX 75254 Telephone 214-357-6181 FAX 214-351-0194 www.peerlessmfg.com
5. Any company stock currently vested and/or which would normally vest by July 18, 2011 will be permitted to vest in accordance with its regular vesting schedule. Therefore, you will be entitled to the following amounts of vested restricted stock on the vesting dates as set forth below:

Date of Vesting	Amount of Restricted Stock
July 1, 2011	1,771
July 9, 2011	2,861
July 11, 2011	4,172
July 17,2011	845
The company stock will be issued to you as soon as possible following the applicable vesting date; provided that the stock payment will be subject to such deductions and withholdings as may be required by law and you will be responsible for paying all taxes owed on the restricted stock at the time of vesting, as indicated by Peerless. You agree that Peerless is under no obligation to transfer your shares of restricted stock to you until it has received payment from you for the applicable tax withholding due; provided that Peerless agrees you may be permitted to sell enough shares of restricted stock immediately following the applicable vesting date to generate proceeds to pay the withholding tax due. You hereby acknowledge that the stock payment is a sum to which you are not otherwise entitled. All other grants of restricted stock that are not vested by July 18, 2011 are hereby forfeited. You further agree, as a condition to receiving the vested restricted stock as set forth above, to cooperate with the Company and to provide assistance in any business or legal related activities. Notwithstanding the foregoing, the Company agrees that all such requests for assistance will be reasonable in time and scope and will not be unduly burdensome.
6. Peerless will provide you with a neutral employment reference, provided you direct all future potential employers to Mike McGee.
7. You, for yourself and your heirs, hereby release Peerless, any subsidiary, affiliate, or related business entities and their respective partners, shareholders, directors, officers, employees and independent contractors (the “Released Parties”) from all claims that you have or had, related to your employment with Peerless and/or your separation from such employment, including but not limited to any claims you may have based upon federal, state or municipal law or regulation, including but not limited to the Age Discrimination in Employment Act of 1967 (the “ADEA”) and/or in contract, tort, common law or other theories of recovery. This release provision will not apply to the terms and conditions of this Agreement. Notwithstanding the foregoing, by signing this Agreement, you are not releasing any right to enforce this Agreement or any right or claim that may arise under the ADEA after the date that this Agreement is executed.
8. You will not bring any causes of action against the Released Parties relating to your employment by, or separation from, Peerless, nor will you allow any such causes of action to be brought on your behalf.
9. You hereby acknowledge that the Separation Payment amount contained in Paragraph 1 of this Agreement does not constitute an “exit incentive or other employment termination program offered to a group or class of employees” within the meaning of federal law.
10. You represent that you have returned to Mike McGee all items in your possession or under your control belonging to Peerless or to its clients, including, but not limited to (i) any equipment or personal property and (ii) all written or electronic material. You also shall not disclose to anyone nor utilize for your own purposes any confidential and proprietary business information belonging to Peerless.

Corporate Headquarters 14651 North Dallas Parkway Suite 500 Dallas, TX 75254 Telephone 214-357-6181 FAX 214-351-0194 www.peerlessmfg.com
11. The furnishing of money under this Agreement will not be deemed to be an admission of wrongdoing or liability by Peerless.
12. You will not in the future disparage the reputation or business acumen of any of the Released Parties.
13. You will not apply for employment with Peerless in the future, and you recognize that Peerless has no obligation to employ you in the future.
14. If any provision of this Agreement is determined by any court of competent jurisdiction to be illegal, invalid, or unenforceable under law, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement.
Both you and Peerless acknowledge the following:
15. THIS AGREEMENT IS GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.
16. This Agreement sets forth the entire agreement between you and Peerless related to your employment and the voluntary termination of the employment relationship.
17. By signing below, you expressly covenant and warrant that (i) you personally have read this Agreement; (ii) you fully understand the contents of this Agreement; (iii) you have been advised in writing to consult with an attorney prior to executing this Agreement; (iv) Peerless has given you the option of considering this Agreement, prior to your executing it, for a period of at least twenty-one (21) days; (v) you have freely and voluntarily entered into this Agreement; and (vi) the enhanced separation benefit package contained in the Agreement does not constitute an “exit incentive or other employment termination program offered to a group or class of employees” within the meaning of federal law.
18. In accordance with the ADEA, you shall be allowed a seven (7) day period following the date of your signature to revoke this Agreement (the “Revocation Period”). This Agreement shall not become effective or enforceable by either Peerless or you until the first business day following the expiration of the Revocation Period. If you wish to revoke this Agreement, you must deliver a written statement of revocation to Mike McGee before the revocation period expires. If you agree with the terms and conditions of this Agreement, please sign in the appropriate space below, and return the enclosed copy of the Agreement to Mike McGee no later than close of business on May 31, 2011.

Corporate Headquarters 14651 North Dallas Parkway Suite 500 Dallas, TX 75254 Telephone 214-357-6181 FAX 214-351-0194 www.peerlessmfg.com

Sincerely, Peerless Mfg. Co.
By:	/s/ Peter Burlage
Peter J. Burlage
President and Chief Executive Officer
ACCEPTED AND AGREED:

/s/ Henry Schopfer Henry Schopfer, III
May 25, 2011 (Date)